UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0504461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106
Telephone: (801) 486-5555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David N. Pierce, Chief Executive Officer
FX Energy, Inc.
3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106
Telephone: (801) 486-5555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
James R. Kruse
Kruse Landa Maycock & Ricks, LLC
136 East South Temple, Twenty-First Floor, Salt Lake City, Utah 84111
Telephone: (801) 531-7090

Approximate date of commencement of proposed sale to the public:  From time to time after the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-155718

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Preferred share purchase rights (1)	(2)	(2)	(2)	(2)

(1)
Each share of the Registrant’s common stock registered under Registrant’s registration statement on Form S-3 (File No. 333-155718), declared effective by the Securities and Exchange Commission on June 29, 2009, if issued prior to the termination of the Registrant’s rights agreement, dated as of April 4, 2007, as amended, between the Registrant and the rights agent named therein, includes Series A participating preferred stock purchase rights (the “Rights”).  Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s common stock, and have no value except as reflected in the market price of the shares of the Registrant’s common stock to which they are attached.

(2)	The Rights will be issued for no additional consideration and, therefore, no additional registration fee is required.
_________________________________

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV.A. to Form S-3 solely to register the Series A participating preferred stock purchase rights (the “Rights”) attached to the shares of the Registrant’s common stock registered under Registrant’s registration statement on Form S-3 (File No. 333-155718), declared effective by the Securities and Exchange Commission on June 29, 2009 (the “Related Registration Statement”).  Each share of the Registrant’s common stock registered under the Related Registration Statement, if issued prior to the termination of the Registrant’s rights agreement, dated as of April 4, 2007, between the Registrant and the rights agent named therein, includes the Rights.  Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s common stock and have no value except as reflected in the market price of the shares of the Registrant’s common stock to which they are attached.

In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV.A. to Form S-3, this registration statement incorporates by reference the contents of the Related Registration Statement, including all amendments, supplements, and exhibits thereto, and all information incorporated by reference therein, other than the exhibits hereto.  The required opinions and consents are listed on the exhibit index and are attached to and filed with this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16.  Exhibits

The following documents are included as exhibits to this Registration Statement, pursuant to Item 601 of Regulation S-K:

Exhibit Number	Title of Document	Location

Item 5.	Opinion re: Legality
5.01	Opinion of Kruse Landa Maycock & Ricks, LLC	This filing.

Item 23.	Consents of Experts and Counsel
23.01	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm	This filing.

23.02	Consent of Hohn Engineering, PLLC, Petroleum Engineer	This filing.

23.03	Consent of RPS Energy Limited, Petroleum Engineers	This filing.

23.04	Consent of Kruse Landa Maycock & Ricks, LLC	Included in Exhibit 5.01 of this filing and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Salt Lake City, state of Utah, on December 7, 2010.

FX ENERGY, INC.

By:	/s/ David N. Pierce
David N. Pierce
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 7, 2010:

Signature

/s/ David N. Pierce
David N. Pierce
Director and Chief Executive Officer

/s/ Clay Newton
Clay Newton
Principal Accounting and Financial Officer

/s/ Thomas B. Lovejoy
Thomas B. Lovejoy
Director

/s/ Dennis B. Goldstein
Dennis B. Goldstein
Director

/s/ Arnold S. Grundvig, Jr.
Arnold S. Grundvig, Jr.
Director

/s/ Jerzy B. Maciolek
Jerzy B. Maciolek
Director

/s/ Richard Hardman
Richard Hardman
Director

/s/ H. Allen Turner
H. Allen Turner
Director